Wind Works Power Corp.

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April 12, 2011

Thunder Spirit Project: Wind Works Power Corp. Acquires 75% Interest in 150MW Wind Project in

North Dakota, USA

OTTAWA, ONTARIO--(Marketwire - April 12, 2011) - Wind Works Power Corp.

(OTCBB:WWPW)(FRANKFURT:R5E1)(WKN:A0RPM2) is pleased to announce it has acquired a

75% interest in Thunder Spirit, a 150 megawatt (MW) wind energy project located in North Dakota.

The Project will connect into the Midwest Independent System Operator`s (Midwest ISO) power market, subject to completion of the facilities study. Commencement of construction is currently planned for 2012. The Thunder Spirit project increases Wind Works' pipeline in the United States to

425 MW.

Project Highlights:

--  Wind resource in North Dakota is the highest resource in the Midwest ISO power market, which includes States such as North Dakota, Minnesota,

    Wisconsin, Iowa, and Illinois;

--  Project qualified and entered the Definitive Planning Phase with the grid operator Midwest ISO in March 2010 by submitting a $260,000 deposit;

--  Midwest ISO Queue position G752 for 150 MW;

--  Power Purchase Agreement negotiations starting now;

--  Construction costs are estimated at $300 Million.

Terms of the acquisition of a 75% interest in the project include payment of the $260,000 interconnection deposit, which has been made to the Midwest ISO, as well as development costs to get the project ready for construction.

"Thunder Spirit is of particular interest given its proximity to the 180 MW Tatanka Wind Farm in North

Dakota, which has been operational since 2008", comments Dr. Ingo Stuckmann, Wind Works'

President and CEO." I personally managed the development of Tatanka, so we know the area very well and I know how the MISO power market works. We are now seeking a strong financial partner that is interested in a joint venture on Thunder Spirit as we look to secure a power purchase agreement for a potential 2012 construction start date."

About Wind Works - Zero Emission People

Our mission is to provide the opportunity for people to participate in the development of renewable wind energy projects. We believe in making sound, environmentally conscious investments that are good for our shareholders and our planet. To eliminate one person`s carbon footprint of 20 tons each year (for the US), it only takes a modern windmill 2 days by producing approx. 40,000 kilowatt hours of zero emission energy. For more information, please visit: www.windworkspower.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-

looking statements including, but not limited to, certain delays beyond the company's control, inability to successfully conclude negotiations currently in progress, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

CONTACT INFORMATION:

Wind Works Power Corp.

Investor Relations

613-226-7883

http://www.windworkspower.com

INDUSTRY: Energy and Utilities - Alternative Energy